THIRD AMENDMENT TO THE
THIRD AMENDED AND RESTATED ADOPTION AGREEMENT OF THE
ZENITH NATIONAL INSURANCE CORP. 401(k) PLAN
This Third Amendment to the Third Amended and Restated Adoption Agreement of the Zenith National Insurance Corp. 401(k) Plan (the “Plan”) is hereby executed and adopted on this 12th day of August, 2010, by Zenith National Insurance Corp. (the “Employer”).
WITNESSETH
WHEREAS, the Employer has heretofore maintained and administered the Plan and related Trust, in a manner intended to ensure that the Plan continues to qualify under sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and
WHEREAS, the Plan is an individually designed plan, and not a prototype or volume submitter plan, although for convenience the Plan utilizes an Adoption Agreement and a basic plan document which together constitute the entire Plan document; and
WHEREAS, the Employer reserves the right to amend the Plan; and
WHEREAS, the Employer desires to amend the Plan to clarify certain provisions of the Plan to reflect the Plan’s current operations with respect to its affiliation with Fairfax Financial Holdings, Ltd., its Employer Stock investments in the Plan, and the adoption of the Zenith National Insurance Corp. (Non-Qualified) 2010 Employee Share Purchase Plan;
NOW, THEREFORE, the Employer hereby amends the Plan effective August 12th, 2010 (except as otherwise provided herein), notwithstanding any other provisions of the Plan to the contrary, as follows:
AMENDMENT TO THE BASIC PLAN DOCUMENT
1 Section 10.04(a)(1) of the Plan, entitiled Investment Direction — Employer Securities, is amended and restated in its entirety to read as follows:
(1) Employer Securities — means shares of common stock issued by the Plan Sponsor or an Affiliate of the Plan Sponsor, as identified in the Adoption Agreement.
AMENDMENT TO THE ADOPTION AGREEMENT
2. The term “the Zenith National Insurance Corp. 2007 Employee Stock Purchase Plan” found in Section V(B) of the Adoption Agreement is amended and restated in its entirety to read “the Zenith National Insurance Corp. (Non-Qualified) 2010 Employee Share Purchase Plan”.
3. Section X(B) of the Adoption Agreement is amended and restated in its entirety to read as follows:
B.	In accordance with Plan Section 10.04(a)(1), Employer Securities means those shares of common stock issued by Fairfax Financial Holdings Limited (traded on the Toronto Stock Exchange under ticker symbol FFH). Employer Securities shall be held in the Plan in a unitized account.
4. Section X(F) of the Adoption Agreement is deleted in its entirety.
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5. In all other respects the Adoption Agreement and the Plan are hereby ratified and affirmed.
IN WITNESS WHEREOF, the Employer has caused this Third Amendment to be executed this 12th day of August, 2010.

EMPLOYER AND PLAN SPONSOR: ZENITH NATIONAL INSURANCE CORP.
By:	/s/ Michael E. Jansen
	Name:	Michael E. Jansen
	Title:	Executive Vice President and General Counsel

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